Exhibit 99.1

News Release

Contact:
Steven M. Cavanaugh, Chief Financial Officer
419/252-5601
scavanaugh@hcr-manorcare.com

Manor Care To Vigorously Contest TRO

TOLEDO, Ohio, December 20, 2007 – Upon an ex parte motion by the Service Employees International Union Healthcare Michigan (SEIU), a temporary restraining order (TRO) was issued late on Thursday, December 20, by the Thirtieth Judicial Circuit Court in Ingham County, Michigan, enjoining the Michigan Department of Community Health, Manor Care, Inc. (NYSE: HCR) and The Carlyle Group from taking certain actions related to completing the pending transaction between Manor Care and a Carlyle affiliate.  Manor Care and Carlyle are vigorously pursuing all legal avenues to have the TRO lifted quickly, and, at Manor Care’s request, a hearing is scheduled for 10:00 a.m. on December 21 in Michigan state court to consider Manor Care’s motion to lift the TRO.
Manor Care believes the claims filed in support of the TRO are completely without merit.  Based on satisfying regulatory requirements in 32 states, including the state of Michigan, the closing process was well under way by the time of entry of the TRO.  The company believes that this action by the SEIU represents a desperate attempt to subvert the legitimate regulatory process for political gain.  The actions taken to complete the transaction prior to issuance of the TRO are irreversible, and failure to complete the closing process will cause the company irreparable harm.
      Manor Care, Inc., through its operating group HCR Manor Care, is a leading provider of short-term post-acute services and long-term care.  The company’s nearly 60,000 employees provide high-quality care for patients and residents through a network of more than 500 skilled nursing and rehabilitation centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home care agencies.  The company operates primarily under the respected Heartland, ManorCare Health Services and Arden Courts names.